Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Iris International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393, 333-118577, 333-135442 and 333-170524) and Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501, 333-127952 333-137738, 333-145635, 333-159676 and 333-174920) of IRIS International, Inc. of our reports dated March 12, 2012, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of IRIS International, Inc.’s internal control over financial reporting, which appears in this Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

March 12, 2012